Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is entered into as of December 31, 2013 by and between The Providence Service Corporation, a Delaware corporation (the “Company”) and Fred D. Furman, a California resident (“Executive”). The Company and Executive are each individually referred to herein as a “Party,” and collectively referred to as the “Parties.” The subsidiaries of the Company and any entities managed by or on behalf of the Company or its subsidiaries are referred to herein as the “Group Companies”.

RECITALS

WHEREAS, Executive has been employed by the Company as the Executive Vice President and General Counsel of the Company; and

WHEREAS, the Company and Executive desire to set forth their mutual agreement concerning the terms and conditions of Executive’s termination of employment with the Company and the Group Companies, including the precise nature and amount of compensation to be provided to Executive and any other rights and obligations of the Company and Executive following Executive’s termination of employment, including but not limited to in respect of any rights of Executive under the Employment Agreement, dated March 22, 2011, between the Company and Executive (the “Employment Agreement”). Unless otherwise provided herein, capitalized terms in this Agreement shall have the definitions set forth in the Employment Agreement.

NOW, THEREFORE, on the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

AGREEMENT:

1.     Termination of Employment. Executive hereby confirms that, effective as of December 31, 2013 (the “Termination Date”), his employment with the Company and any Group Companies has been terminated and he has resigned from any and all positions as an officer, director or employee of the Company and any Group Companies. Executive agrees to execute any documents requested by the Company to implement his resignation from any positions with the Company or any Group Companies.

2.     Effectiveness. This Agreement is effective as of the date hereof, except as to Paragraph 4 which shall take effect as of the close of business on the seventh (7th) day after this Agreement has been executed, unless previously revoked by Executive in writing in accordance with Paragraph 19.

3.     Payments.

(a)     Pursuant to the terms of the Employment Agreement, and subject to Executive’s continuing compliance with all terms of this Agreement and Section 7 of the Employment Agreement, and Executive not revoking this Agreement prior to the close of business on the seventh (7th) day following the date of Executive’s execution of this Agreement in accordance with Paragraph 19, Executive shall receive the following payments and benefits, all of which will be received or paid on or before March 14, 2014, in each case where appropriate less amounts as may be required to be deducted for the payment of federal and state taxes and other appropriate withholdings and deductions:

i.     A lump sum cash payment equal to one and one half (1½) times Executive’s current Base Salary (the gross amount of the payment being $610,500). This lump sum payment shall be paid on the day following the 7-day revocation period set forth in Paragraph 19;

ii.     The acceleration as of the date hereof in respect of the 8,607 shares of Common Stock of the Company which represents the portions of Restricted Stock Awards which would have vested between the date hereof and March 31, 2014;

iii.     An amount equal to $42,553, which is the value of an installment of the 2011 Performance Restricted Stock Unit Award, which payment will be made at the same time as payments are made in respect of parallel awards granted to other executives of the Company, but no later than March 14, 2014; and

iv.     An amount based on the annual performance cash bonus award relating to the performance of the Company during 2013, which amount will be calculated based on the same criteria and paid at the same time as payments are made in respect to similar awards to which other executives of the Company are entitled, but no later than March 14, 2014.

(b)     Executive holds options granted under the Company’s 2006 Long-Term Incentive Plan (the “Plan”), and those options will continue to be outstanding, and to vest, during the term of the Consulting Agreement between Executive and Consulting being entered into concurrently on the date hereof (the “Consulting Agreement”). The time within which Executive shall be permitted to exercise any vested stock options under the Plan shall extend for 90 days after the termination of the Consulting Agreement or for one year after Executive’s death or disability if that occurs prior to the termination of the Consulting Agreement, except as otherwise expressly provided in the Plan.

(c)     The Company will reimburse Executive for any business expenses reasonably incurred by Executive prior to the date of this Agreement and for which Executive has provided written substantiation of the claimed expenses as required by the Company. The Company will also reimburse Executive for premiums paid by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s health insurance plan or Medicare related coverage (at Executive’s option) for the months of January, February and March, 2014, promptly following presentation of evidence satisfactory to the Company of the payment thereof. Nothing in this Agreement abrogates any rights that Executive may have to the continuation of medical coverage benefits under COBRA.

4.     Release.

(a)     To induce the Company to enter into this Agreement and to perform its obligations hereunder, subject to the terms of this Agreement, Executive promises not to sue and irrevocably and unconditionally releases, waives and forever discharges the Company, all of the Company’s current and former directors, officers, employees, attorneys, agents, and contractors and their heirs, executors and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Released Parties”), from any and all civil suits, causes of action, claims for damages, expenses, costs and liabilities of any nature whatsoever (collectively referred to as “claims”), arising, occurring or existing at any time prior and up to the Effective Date, whether now known or unknown. Executive expressly acknowledges and understands that this General Release is intended to and does waive all civil claims including, without limitation, the following:

i.     Any and all claims arising from or relating to Executive’s employment with the Company and all Released Parties and/or Executive’s separation from the Company of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to, any and all claims under the Employment Agreement, for breach of the Released Parties’ policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith and any and all claims for promissory estoppel, wrongful discharge, whistle blowing, defamation, invasion of privacy, violation of public policy, retaliation, assault or battery, mental or emotional distress or any other personal injury; any and all claims for back pay, front pay, vacation pay, bonuses or incentives, or for compensation of any nature, any kind of compensatory, special or consequential damages, punitive or liquidated damages, unemployment compensation, attorney’s fees, costs, disbursements or expenses of any kind whatsoever. Executive is not waiving any rights that cannot be waived by law but does forever waive his right to recover any damages should any state, local or federal agency ever pursue a claim on Executive’s behalf against the Released Parties relating to any matter whatsoever, to the date of this Agreement. This release does not apply to rights or claims first arising after the Effective Date of this Agreement, to any vested rights that Executive may have to medical benefits under the Company’s medical plan or benefits under the Company’s 401(k) savings plan to the extent funded as of the date hereof, or to any claim for unemployment compensation benefits.

ii.     Any and all civil claims arising under federal, state or local constitutions, laws, rules or regulations or common law regulating employer conduct or prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin, sexual orientation, or any other protected category or characteristic, including but not limited to any and all claims arising under the Age Discrimination in Employment Act of 1967 (ADEA), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Labor Standards Act, the Civil Rights Acts of 1866, 1871 and 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the Rehabilitation Act of 1973, the Arizona Civil Rights Act, the Arizona Equal Pay Act, the California Fair Employment and Housing Act (FEHA), the California Family Rights Act (CFRA), California Labor Code section 200 et seq., California Labor Code section 132a, or any applicable California Industrial Welfare Commission order, and/or under any other federal, state, and local equal employment, fair employment, civil or human rights laws, discrimination statutes, codes or ordinances, rules or regulations. As of the date of the signing of this Agreement, Executive affirms that he has not made any allegation and is unaware of any facts or circumstances that might give rise to a claim or charge of discrimination, harassment, retaliation, unpaid wages, or overtime on behalf of any of the Released Parties.

iii.     Any and all other civil claims for damages, costs, expenses and or attorneys’ fees of any kind whatsoever that Executive has or may have against the Released Parties at the time Executive signs this Agreement whether he knows about them or not.

iv.     This Agreement does not release any claims that the law does not permit Executive to release. Further, Executive is not releasing the Company for any obligation the Company may otherwise have to indemnify Executive for Executive’s acts within the course and scope of the employment with the Company, pursuant to the articles and bylaws of the Company, any rights Executive may have under the Company’s Employed Lawyers Liability Insurance Policy, or the obligations of the Company set forth or referenced in this Agreement as continuing obligations of the Company.

(b)     Other than the sums and benefits set forth in this Agreement, there are no other sums payable to the Executive by any of the Released Parties. This release does not foreclose an action by either Party to enforce the terms of this Agreement. Such action must, however, be pursuant to final and binding arbitration, pursuant to Paragraph .

(c)     Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.     Pursuit of Claims. Executive acknowledges that he has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Agreement purports to waive, and promises never to do so in the future, whether as a named plaintiff, class member, or otherwise. If, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. However, the preceding sentences shall not preclude Executive from filing or prosecuting a charge with any administrative agency with respect to any such claim as long as he does not seek any damages, remedies, or other relief for himself personally, which Executive promises not to do, and any right to which Executive hereby waives. If Executive is ever awarded or recovers any amount as to a claim he has purported to waive in this Agreement, Executive agrees that the amount of the award or recovery shall be reduced by the amounts he was paid under this Agreement. To the extent such a setoff is not affected, Executive promises to pay, or assign to Company his right to receive, the amount that should have been set off. If Executive does bring a claim this Agreement purports to waive, Executive agrees to immediately return the amount paid under this release increased appropriately for the time value of money, using an interest rate of 10 percent per annum.

6.     No Admission. This Agreement is not an admission by either Executive or the Company of any wrongdoing or liability.

7.     No Authority to Bind the Company. As of the date hereof, other than actions taken at the Company’s request pursuant to the Consulting Agreement, Executive has no authority to enter into any contracts that bind the Company or any Group Company or create obligations on the part of the Company.

8.     Cooperation with Pending or Future Legal Proceedings.

(a)     Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, or involving the Company’s participation as a non-party, which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also agrees to reasonably cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for Executive's reasonable out of pocket travel costs incurred by Executive related to the Company's request for Executive to assist the Company or its legal counsel with respect to any such legal proceedings, or as may be required pursuant to subpoena or other legal process involving the Company and Executive and shall provide compensation to Executive for his time and efforts at a rate to be mutually agreed by Company and Executive. Executive understands that in any legal action, investigation, or review covered by this Paragraph , the Company expects Executive to provide only accurate and truthful information or testimony.

(b)     Except pursuant to Executive’s duties under the Consulting Agreement, Executive will not collaborate or communicate with anyone outside of the Company regarding any matter that involves the Company and/or any of the Released Parties except as required by law. If anyone approaches Executive about any such matter, Executive shall not disclose any information about the Company to that person or entity without the Company’s prior written approval.

(c)     If Executive is served with any legal process that would require Executive to give testimony regarding any matter in which the Company and/or any of the Released Parties is a party, Executive shall give electronic notice to the Company to the attention of the Chairman of the Board and to the Chief Executive Officer of the Company, within forty-eight (48) hours of Executive being served or receiving such legal process. Executive must not respond to the legal process until the latest time allowable under the law, to give the Company and/or the Released Party an opportunity within the maximum time allowed by law to file a motion objecting to the legal process and to obtain a ruling from the court.

9.     Governing Law; Dispute Resolution Procedure; and Venue.

(a)     This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the law of the State of Arizona, to the extent not preempted by federal law.

(b)     Executive agrees to resolve any disputes that he may have with Company or any of the Released Parties through final and binding arbitration, including disputes regarding the validity of this General Release. Such arbitration shall be conducted by JAMS in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings. Executive agrees that his violation of the confidentiality and non-disparagement provisions of this Agreement or Section 7 of the Employment Agreement are not able to be remedied by damages alone and that injunctive relief may be sought to bar or stop any such violations.

By writing my initials in the following blank, ____, I am acknowledging that I understand this paragraph’s arbitration requirements and that arbitration would be in lieu of a jury trial.

10.     Restrictive Covenants. Executive agrees that following the Termination Date, he will continue to be subject to, and shall comply with, all of the terms set forth in Section 7 of the Employment Agreement, and the terms thereof shall be deemed to be incorporated herein by this reference as though fully set forth herein.

11.     Return of Property. Executive agrees, unless expressly instructed to the contrary in writing, to return all Company property and data (original, electronic, and hard copies) in his possession on or before the date hereof, including but not limited to all the Company’s business records and documentation of any kind, all tangible and intangible property of the Company and relating to his employment with the Company, and all Company-issued devices, keys, credit cards, or other property.

12.     Acknowledgements by Executive. In signing this Agreement, Executive acknowledges:

(a)     That Company may in the future improve employee benefits or pay.

(b)     That he has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which he might still be entitled to compensation or relief in the future. That he has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid him in the past.

(c)     That he is intentionally releasing claims that he did not know that he might have and that, with hindsight, he might regret having released. He has not assigned or given away any of the claims he is releasing.

(d)     That he has read and understands this Agreement and that he has been advised to consult with an attorney about its meaning and effect including, without limitation, the significance and consequence of the general release in Paragraph 4.

(e)     That he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

(f)     That he is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly, willingly, and without duress.

13.     Reference Checks. Any reference check submitted to the Company by a future potential employer of Executive will be limited to confirmation of dates of employment and last position held.

14.     No Re-employment. Employee waives any claim to reinstatement or re-employment with the Released Parties and agrees not to bring any claim based upon the failure or refusal of the Released Parties to employ Employee hereafter.

15.     Indemnification. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive. Executive further agrees that in any legal proceeding, this Agreement may be pled by the Company as a complete defense (meaning that the Company may use this Agreement to demonstrate to a judge, jury, or any other deciding authority that Executive has waived and released any and all claims he has against the Company as of the Effective Date of this Agreement), or may be asserted by way of counterclaim or cross-claim.

16.     Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such an action.

17.     Complete Agreement; Amendments. Except as expressly stated herein, this Agreement, including the Recitals, represent the complete agreement between Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, which relate to such subject matter. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that they have relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

18.     Severability. Each of the paragraphs contained in this Agreement shall be enforceable independently of every other paragraph in this Agreement, and the invalidity or nonenforceability of any paragraph shall not invalidate or render unenforceable any other paragraph contained in this Agreement.

19.     Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, Executive acknowledges and agree that (i) this Agreement is written in a manner calculated to be understood by Executive; (ii) this Agreement represents Executive’s knowing and voluntary waiver and release of any and all claims that Executive might have including, but not limited to, any claims arising under the ADEA; (iii) Executive has not waived any claim under the ADEA that may arise after the date of this Agreement; (iv) the consideration that Employee will receive in exchange for this Agreement, i.e., the payment and benefits set forth in Paragraphs 3(a) and 3(b), is something of value to which Employee is not already entitled; (v) Executive is hereby being advised to consult with an attorney prior to executing this Agreement; (vi) Executive has twenty-one (21) days from the date of his receipt of this Agreement in which to consider the terms of this Agreement (including, without limitation, each Party’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it; (vii) Executive will have seven (7) days after his execution of this Agreement (which was the date hereof) in which to revoke this Agreement by written notice of revocation that must be received by Warren S. Rustand, Chief Executive Officer, 64 East Broadway Blvd., Tucson, AZ 85701, no later than 5:00 p.m. on the seventh day after Executive has signed this Agreement; and (viii) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Executive (the “Revocation Period”).

20.     Counterparts. This Agreement may be executed in counterparts, such counterparts may be obtained by facsimile transmission or pdf email, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.     Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, or by electronic email upon receipt of a transmission confirmation if sent by email, and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company:

The Providence Service Corporation

64 East Broadway Boulevard
Tucson, AZ 85701
Telephone:     (520) 747-6600
Facsimile:       (520) 747-6605
Attn:              Warren S. Rustand

If to Executive:

Fred D. Furman

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[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year written above.

COMPANY:	THE PROVIDENCE SERVICE CORPORATION

By: /s/Warren S. Rustand
Name: Warren S. Rustand
Title: Chief Executive Officer
Address: 64 East Broadway Boulevard Tucson, AZ 85701

EXECUTIVE:	FRED D. FURMAN /s/ Fred D. Furman